LEXINGTON HEALTHCARE GROUP, INC.
                            SCHEDULE OF SUBSIDIARIES

PARENT (Registrant)
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Lexington Healthcare Group, Inc.

Wholly-owned subsidiaries
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Balz Medical Services, Inc.
Lexington Highgreen Holding, Inc.
Professional Relief Nurses, Inc.
Lexicore Rehab Services, LLC